Exhibit 99.1
INSULET ANNOUNCES ACQUISITION OF NEIGHBORHOOD DIABETES
Transaction Immediately Accretive in Second Half of 2011, Expected to Accelerate Path to Profitability
Expands Sales and Support Infrastructure to Drive Continued US Commercial Expansion
Brings over 60,000 New Customers to Insulet, including over 13,000 on Multiple Daily Insulin Injection Therapy
Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod(R) Insulin Management System, today announced that it has acquired Neighborhood Diabetes, Inc., a leading durable medical equipment distributor specializing in direct to consumer sales of diabetes supplies, including pharmaceuticals, and support services, for total consideration of approximately $63 million in cash and stock.
Neighborhood Diabetes is based in Woburn, Massachusetts with offices in Brooklyn, New York and Orlando, Florida and serves more than 60,000 customers with Type 1 and Type 2 diabetes primarily in the northeast and southeast regions of the country with blood glucose testing supplies, insulin pumps, pump supplies and pharmaceuticals. More than 15,000 of Neighborhood Diabetes clients are insulin dependent with the majority of these clients using multiple daily injection (MDI) therapy.
Neighborhood Diabetes delivers a differentiated “High Touch” service model, which supplements a comprehensive offering of diabetes management products with education and support services. These services have been demonstrated to improve client adherence to their recommended therapy regimens, resulting in fewer long term complications and reduced costs of care. In addition to these proven cost benefits, Neighborhood Diabetes has built a strong reimbursement infrastructure that provides for DME or pharmacy adjudication of claims for private insurers, Medicaid and Medicare. This support has enabled the company to drive increased referrals from a growing list of physician offices and insurers.
“The acquisition of Neighborhood Diabetes advances Insulet’s mission to make the lives of people living with diabetes easier,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “Our customers consistently express interest in purchasing additional diabetes management supplies from us. Now we will be able to directly provide them with test strips, sensors and insulin.”
DeSisto continued, “In addition, with its strong DME, pharmaceutical and Medicare operations, Neighborhood Diabetes brings critical infrastructure to Insulet in a profitable manner, which we expect to accelerate our revenue and earnings growth as we begin providing these services to our existing customers. Finally, Neighborhood Diabetes immediately strengthens our back office processing capacity, a necessary investment to support additional domestic commercial expansion in advance of the expected approval of the next generation OmniPod.”

“Neighborhood Diabetes and Insulet share a common goal of bringing better, comprehensive diabetes care directly to the patient,” said Tom Cronin, Chief Executive Officer of Neighborhood Diabetes. “We have built a growing profitable organization focused on customer service and look forward to bringing our expertise and capabilities to Insulet’s current base of more than 25,000 OmniPod customers. We believe this combination best positions both companies to accelerate growth and achieve the vision of providing a full service diabetes offering to our now more than 85,000 combined customers.”
Key Expected Strategic Benefits of the Acquisition Include:
•	Provides Insulet with a full suite diabetes management product offering, including the OmniPod Insulin Management System, blood glucose testing supplies, continuous glucose monitoring sensors and insulin

•	Accelerates Insulet’s sales force expansion, improving overall reach, frequency and quality of communications with healthcare providers, insurers and customers

•	Strengthens Insulet’s back office support capabilities with an experienced reimbursement and support infrastructure capable of processing substantially more customer claims to support Insulet’s growing customer base

•	Significantly and immediately expands Insulet’s access to insulin dependent MDI patients who may be better served with the OmniPod insulin pump

•	Provides Insulet with the pharmacy adjudication capabilities to drive incremental sales of high value consumables including insulin and other diabetes drug therapies
Financial Benefits of the transaction:
For the trailing twelve months ended March 31, 2011, Neighborhood Diabetes recorded revenue of $61.8 million and operating income of $3.9 million. This represents approximately 17% revenue growth and 87% operating income growth as compared to the twelve month period ended March 31, 2010.
The acquisition is expected to be immediately accretive to earnings, excluding one-time transaction expenses. The total consideration of approximately $63 million is comprised of approximately $38 million in cash of which $6.6 million is subject to a one year cash escrow and $25 million in Insulet common stock. Approximately 1.2 million shares will be granted based upon a five day volume weighted average price of $20.87 per share. Pro forma for the transaction, Insulet would have had over $65 million in cash as of March 31, 2011, which we believe is sufficient to support the Company’s operations through expected cash flow break even by the end of 2011.
Guidance: Insulet is increasing its estimate for full year 2011 revenue to be in the range of $150 to $160 million and is reiterating its operating loss estimate to be in the range of $20 to $28 million. For the second quarter of 2011, Insulet is raising its revenue estimate to be in the range of $30 and $34 million reflecting approximately one month of revenue from Neighborhood Diabetes.
Conference Call Insulet will host a conference call today, June 2, 2011, at 8:00 a.m. Eastern Time to further discuss the acquisition. To listen to the conference call, please dial 866-383-8119 for domestic callers and 617-597-5344 for international callers. The passcode is 10527984. A replay of the conference call will be available three hours after the start of the call through June 8, 2011 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 65524143. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected direct access to more than 60,000 new patients, 15,000 of which are insulin dependent with the majority thereof using MDI therapy, its belief that the acquisition of Neighborhood Diabetes will be immediately accretive to earnings, excluding one-time transactions expenses, and will accelerate the Company’s revenue and earnings growth, the expected approval of the next generation OmniPod, the quality and breadth of the Company’s sales force, the capabilities of the Company’s back office infrastructure, its expected revenue and operating losses and its planned expansion in the United States. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the significant transaction, integration and other costs the Company has incurred and will incur in connection with the acquisition; risks existing as a result of the Company’s decision not to seek consents and provide notices required by many of Neighborhood Diabetes’ contracts; risks generally associated with acquisitions, such as the potential for Neighborhood Diabetes to have liabilities that the Company was unaware of prior to the acquisition; risks associated with the intense competition Neighborhood Diabetes faces in the testing supply, insulin pump and pump supply market; risks associated with fact that a significant percentage of Neighborhood Diabetes’ historical revenues were generated from distributing products of companies that compete directly with the Company; risks associated with Neighborhood Diabetes’ ability to retain key suppliers and health plans; risks related to government efforts to reduce healthcare costs and healthcare financing practices, which could lead to a decreased demand for Neighborhood Diabetes’ distribution services; risks related to regulatory oversight of, and new regulatory legislation applicable to, Neighborhood Diabetes’ business; risks related to Neighborhood Diabetes’ ability to earn and retain purchase discounts and rebates; risks related to Neighborhood Diabetes’ relationship with its suppliers and health plans; risks related to potential changes in reimbursement; risks related to the potential implementation of a national-mail order competitive bid program; risks related to changes in the industry pricing benchmarks; risks related to maintaining a well-secured pharmacy operation and technology infrastructure; risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 10, 2011 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except as required by law, Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation Insulet Corporation is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)